As filed with the Securities and Exchange Commission on October 30, 2008	Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AUTO STAR, INC.
(Exact name of registrant as specified in its charter)

Utah	5521	84-1431041
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1338 Foothill Drive
Salt Lake City, UT 84108
Tel: (801) 232-2311
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. John Panos
1338 Foothill Drive
Salt Lake City, UT 84108
Telephone: 801-232-2311
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Mr. George G. Chachas
Chachas Law Group P.C.
2445 Fifth Avenue. Suite 440
San Diego, CA 92101
Telephone: (619) 239-2900

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
       (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, $0.001 par value per share	2,293,440	$0.06	$137,606	$5.41

(1)           Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of ’33, as amended, and based upon the amount of consideration received by the issuer. As of the date hereof, there is no established public market for the common stock being registered. Accordingly, certain factor(s) must be considered and utilized in determining the offering price. The factor considered and utilized herein consisted of and is based upon the total consideration received by the Company for the issuance of  the shares of common stock  divided by the total number of shares issued for such consideration. Shares were issued at $0.001 per share and $1.00 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until this registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated _____________, 2008

Auto Star, Inc.
1338 Foothill Drive
Salt Lake City, UT 84108
Tel: (801) 232-2311

2,293,440 shares of common stock

This Prospectus relates to the resale of up to 2,293,440 shares of common stock, $0.001 par value, by the Selling Security Holders listed under “Selling Security Holders” on page 15. We will not receive any proceeds from the resale of any common stock by the Selling Security Holders sold pursuant to this Prospectus.

There is currently no market for our common stock and we do not know if an active trading market will develop. We intend to take customary measures to arrange for an application to be made with respect to our common stock to be approved for quotation on the Over-the-Counter Bulletin Board (“OTCBB”) upon the effectiveness of the registration statement of which this prospectus forms a part. There are no assurances that our common stock will be approved for quotation on the OTCBB or that, if approved, any meaningful market for our common stock will ever develop. Notwithstanding the foregoing, the Selling Security Holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock registered under this Prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, or at negotiated prices.

The Selling Security Holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits investors; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) at prevailing market prices or privately negotiated prices on the OTCBB or other applicable exchange; (v) privately negotiated transactions; (vi) to cover short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share; (viii) a combination of any such methods of sale; and (ix) any other method permitted pursuant to applicable law.

Investing in our Common Stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on Page 7 which describes certain material risk factors you should consider before investing.

All securities are offered on a “best efforts” basis. There will be no escrow of funds, and all subscription moneys will be immediately available to the Company for its operating expenses. There is no minimum amount of securities that must be sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus and in any prospectus supplement we may file after the date of this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

The date of this prospectus is October 29, 2008

 PROSPECTUS SUMMARY

                The following summary highlights aspects of the offering. This prospectus does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements, related notes and the other more detailed information appearing elsewhere in this prospectus before making an investment decision.

                Unless otherwise indicated, all references to “we”, “us”, “our”, the “Company” and similar terms, as well as references to the “Registrant” in this prospectus, refer to Auto Stars, Inc.

The Company

Auto Star, Inc. is a corporation formed under the laws of the State of Utah on October 28, 1997. Over the next twelve months we plan to build, expand, and operate a used auto dealership based in Greater Salt Lake Metro area targeting the “One Price” concept in retail markets and an aggressive effort towards dominating the wholesale market in the area.  One Price concept mean we will establish a single price non-negotiating; which is based on a $1,000.00 above our costs market up.  We will provide a friendly atmosphere for retail operations while moving towards aggressively marketing our wholesale operation to other dealerships looking for inventory.  We aim to capitalize our strategies in both markets.  Our buying philosophy will be:  Buy wholesale, purchase with intent to wholesale rather than to retail and turn inventory in 60 days.  Our goal is to maintain a 30 day turn of all inventory.  We plan to regularly evaluate the effectiveness of our marketing methods, primarily by analyzing new customer’s statistics and tracking customer requirements in order to refine our ongoing marketing campaign.

We intend to be a successful reseller and wholesaler of automobiles in the Greater Salt Lake City, Utah market, with particular focus on the wholesale end of the business.  We intend to expand outside of the Utah market.  We are currently in the process of identifying and pursuing the most efficient way to accomplish all of our goals.

Our marketing strategy is to focus on the tremendous opportunity for sale of used automobiles not only in retail but particularly in the wholesale markets an online at www.autostaronline.com.  There are more retail dealers searching for dependable and honest wholesaler sources other than auctions.  There has been a large population and economic growth in the Salt Lake valley.  There is a greater stability in used vehicle demand throughout the economic cycle and used vehicles are more profitable than new ones for dealers.  Personal auto transportation has become a core economic as well as lifestyle necessity for a majority of Americans and particularly for those in the Western United States.  As affordability of new vehicles deteriorates, more households opt for used cars.  Used vehicle demand has been bolstered by access to financing, especially for buyers with impaired credit. Vehicle quality has improved over the years, resulting in longer vehicle life.

We intend to target the One Price concept in retail markets and will aggressively move toward dominating the wholesale market in the area.  We intend to establish a single price non-negotiating, friendly atmosphere for retail operations while moving towards the aggressive marketing of our wholesale operation.  Our goal is to maintain a 60 day turn around period for all inventory.

Though Auto Star may be deemed a development stage company that plans in this offering to issue “penny stock,” as defined in Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we have no present plans to be acquired or to merge with another entity, nor do we or any of our affiliated shareholders have any present plans to enter into a change of control or similar transaction.  Accordingly, we do not believe that Auto Star qualifies as a “blank check company” as that term is defined in Rule 419 promulgated under the Securities Act.

We maintain our executive offices at 1338 Foothill Drive, Salt Lake City, UT 84108, with a lot at 1225 Major St. Salt Lake City, Utah, 84111, and our website www.autostaronline.com.  The Company’s phone number is 801-232-2311.

SUMMARY OF THIS OFFERING

Securities being offered	Up to 2,293,440 shares of common stock. Our Common Stock is described in further detail in the section of this prospectus titled “DESCRIPTION OF SECURITIES – Common Stock.”

Offering Price
There is no public market for our Common Stock. We cannot give any assurance that the shares being offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares.

We intend to apply to the FINRA over-the-counter bulletin board, through a market maker that is a licensed broker dealer, to allow the trading of our Common Stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.

Number of shares outstanding before the offering	9,794,440 shares of Common Stock outstanding as of October 19, 2008.

Number of Options Granted	There has been no Options Granted by the Company as of the date hereof.

Net Proceeds to the Company	We will not receive any proceeds from the sale of the common stock.

Risk factors
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 7 and the other information contained in this prospectus before making an investment decision regarding our common stock.

SELECTED FINANCIAL DATA

Statement of Operations Data:

	Six Months Ended June 30, (unaudited)		Fiscal Year Ended December 31, (audited)
	2008	2007	2007	2006
Total Revenues	$-	$74,731	$74,726	$741,199
Cost of Goods Sold	-	60,607	60,607	340,410
Operating Expenses
General and Administrative	2,348	58,660	190,856	296,850
Total Operating Expenses	(2,348)	58,660	190,856	296,850
Loss from Operations	(2,348)	(44,536)	(176,737)	103,939
Other Income (Expense)	(27,943)	(51,099)	(157,381)	(125,628)
Net Loss	$(30,291)	$(95,635)	$(334,118)	$(21,689)

Balance Sheet Data:

	June 30,	December 31,
	2008 (unaudited)	2007 (audited)	2006 (audited)
Total Assets	$554	$-	$502,060
Total Liabilities	648	570,050	737,992
Working capital (deficit)	(94)	(570,050)	(235,932)
Stockholders’ equity (deficit)	(94)	(570,050)	(235,932)

The above summary financial information should be read in conjunction with our audited and unaudited financial statements and accompanying footnotes.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our Common Stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our Common Stock are not publicly traded. In the event that shares of our Common Stock become publicly traded, the trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

We have a limited operating history and have losses which we expect to continue into the future.  There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

Although, we were incorporated on October 28, 1997, we have a limited operating history and based upon current plans, we expect to incur operating losses in future periods because we expect to incur expenses which will exceed revenues for an unknown period of time. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future. Failure to generate sufficient revenues will cause us to go out of business and you could lose your investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment.  Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, the FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.

We Will Require Financing To Achieve Our Current Business Strategy And Our Inability To Obtain Such Financing Could Prohibit Us From Executing Our Business Plan And Cause Us To Slow Down Our Expansion Of Operations.

We will need to raise funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant.

Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to significantly expand our operations as set forth in our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

Because of our continuing losses from operations and lack of working capital, our auditors have expressed substantial doubt as to our ability to continue as a going concern.

Because of our continuing losses from operations and lack of working capital, our auditors have expressed substantial doubt as to our ability to continue as a going concern.  This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months without raising additional funds. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.  If we continue to sustain losses and lack sufficient capital, we may have to cease operations and you could lose your investment.

We May Be Significantly Affected by General Economic Conditions.

In the normal course of business, we are subject to changes in general or regional U.S. economic conditions, including, but not limited to, consumer credit availability, consumer credit delinquency and loss rates, interest rates, gasoline prices, inflation, personal discretionary spending levels, and consumer sentiment about the economy in general. Any significant changes in economic conditions could adversely affect consumer demand and/or increase costs resulting in lower profitability for the company.

We Face Significant Competition From Other More Established Companies in the Automotive Industry.

Automotive retailing is a highly competitive business. Our competition includes publicly and privately owned franchised new car dealers and independent dealers, as well as millions of private individuals. Our competitors may sell the same or similar makes of vehicles that we offer in the same or similar markets at competitive prices. Further, new entrants to the market could result in increased acquisition costs for used vehicles and lower-than-expected vehicle sales and margins. Additionally, competition on vehicle sales and related financing is increasing, as these products are now being marketed and sold over the Internet. Customers are increasingly using the Internet to compare pricing for cars and related financing, which may further reduce our profitability.

We May Be Significantly Affected by Changing Retail Prices.

Any significant changes in retail prices for used and new vehicles could reduce our sales and margins. If any of our competitors seek to gain or retain market share by reducing prices for used or new vehicles, we would likely reduce our prices in order to remain competitive, which could result in a decrease in our sales and profitability and require a change in our operating strategies.

Reduction In Inventory May Affect Our Ability to Effectuate Our Current Business Strategy.

A reduction in the availability or access to sources of inventory would adversely affect our business. A failure to adjust appraisal offers to stay in line with the broader market trade-in offer trends, or a failure to recognize those trends, could negatively impact our ability to acquire inventory. Should we develop excess inventory, the inability to liquidate the excess inventory at prices that allow us to meet margin targets or to recover our costs would adversely affect our profitability.

We Rely on the Effectiveness of Our Information Systems.

Our business is dependent upon the efficient operation of our information systems. In particular, we rely on our information systems to effectively manage sales, inventory, consumer financing, and customer information. The failure of these systems to perform as designed or the failure to maintain and continually enhance or protect the integrity of these systems could disrupt our business, impact sales and profitability, or expose us to customer or third-party claims.

Changes in the Weather.

The occurrence of severe weather events, such as rain, snow, wind, storms, hurricanes, or other natural disasters, adversely affecting consumer traffic at our superstores could negatively impact our operating results.

Seasonal Fluctuations.

Our business is subject to seasonal fluctuations. We generally realize a higher proportion of revenue and operating profit during the first and second fiscal quarters. If conditions arise that impair vehicle sales during the first or second fiscal quarters, the adverse effect on our revenues and operating profit for the year could be disproportionately large.

We have no Chief Financial Officer, which makes it more difficult for us to comply with our public company reporting obligations and prevents us from having an internal check on our financial reporting.

We have no Chief Financial Officer, and the duties of a Chief Financial Officer are currently performed by John D. Panos, our Chairman, President & CEO. As a result, it will be more difficult for us to fully comply with our reporting obligations as a public company, and our ability to do so is uncertain. In addition, our CEO is also acting as our Chief Financial Officer, we do not have any internal check on our financial reporting.

We are Subject to Various Regulatory Bodies.

We are subject to a wide range of federal, state, and local laws and regulations, such as local licensing requirements and laws regarding advertising, vehicle sales, financing, and employment practices. Our facilities and operations are also subject to federal, state, and local laws and regulations relating to environmental protection and human health and safety. The violation of these laws and regulations could result in administrative, civil, or criminal penalties or in a cease and desist order against operations. As a result, we have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with these laws and regulations. Further, over the past several years, private plaintiffs and federal, state, and local regulatory and law enforcement authorities have increased their scrutiny of advertising, sales, and finance and insurance activities in the sale and leasing of motor vehicles. If, as a result, other automotive retailers adopt more transparent, consumer-oriented business practices, our differentiation versus those retailers could be reduced.

We may be Subject to Litigation.

We are subject to various litigation matters, which, if the outcomes in any significant matters are adverse, could negatively affect our business. Claims arising out of actual or alleged violations of law may be asserted against us by individuals, either individually or through class actions, or by governmental entities in civil or criminal investigations and proceedings. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief, and criminal and civil fines and penalties, including suspension or revocation of licenses to conduct operations.

Accounting Matters.

The implementation of new accounting requirements or changes to U.S. generally accepted accounting principles could adversely affect our reported financial position or results of operations. Potential changes currently under consideration by the Financial Accounting Standards Board include, but are not limited to, proposed rule changes relating to the accounting for securitization transactions and potential changes in accounting for leases and pension expense.

Other Material Events.

The occurrence of certain material events including natural disasters, acts of terrorism, the outbreak of war, or other significant national or international events could adversely affect our results.

It is difficult to evaluate your investment in our stock.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of a new business enterprise, particularly companies in highly competitive markets. To address these risks, we must, among other things, respond to competitive developments, develop infrastructure to support growth and expansion; obtain long-term sources of financing; establish our marketing, sales and support organizations; and our need to manage expanding operations. We cannot provide any assurances that we will be successful in addressing such risks. If we are unable to sustain profitable operations, investors may lose their entire investment.

Financial Projections.

The use of proceeds and project implementation projections, as well as other financial projections contained in this offering document were prepared by the Company in good faith based upon assumptions that the Company believes to be reasonable. No assurance can be given, however, regarding the attainability of the projections or the reliability of the assumptions on which they are based. The projections are subject to the uncertainties inherent in any attempt to predict the results of operations for the Company, especially where new products and services are involved. Certain of the assumptions used will inevitably not materialize and unanticipated events will occur. Therefore, the actual results of operations are likely to vary from the projections and such variations may be material and adverse to the Company.

The projections are included solely to give prospective investors information concerning the Company’s estimates of future operating results based on our assumptions and no assurance can be given that such results will be achieved. The Company reserves the right to conduct its business in a manner different from that set forth in the assumptions as changing circumstances may require.

The ability of one person to control our business will limit minority shareholders’ ability to influence corporate affairs.

John Panos, our founder, President and CEO, currently owns 7,501,000 or approximately 76.58% of our 9,794,440 issued and outstanding shares of Common Stock. Because of his stock ownership, he will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval, and determine our policies. His interests may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding his decisions. This level of control may also have an adverse impact on the market value of our shares because he may institute or undertake transactions, policies or programs that result in losses may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share.

As a public company, we will incur substantial expenses.

If we are able to have our Common Stock quoted on the Over the Counter Bulletin Board, we will then become subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit, and public reporting of our financial results, business activities, and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company. If we do not have current information about our company available to market makers, they will not be able to trade our stock. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if we were privately-held. In addition, we are incurring substantial expenses in connection with the preparation of this Registration Statement. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

In addition to the costs of compliance with having our shares listed on the OTCBB, there are substantial penalties that could be imposed upon us if we fail to comply with all of regulatory requirements. In particular, under Section 404 of the Sarbanes-Oxley Act of 2002 we will be required, beginning with our fiscal year ending December 31, 2008, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2008. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of November 30, 2010. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

If a market for our Common Stock does not develop, shareholders may be unable to sell their shares.

A market for our Common Stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our Common Stock is not traded on the bulletin board or if a public market for our Common Stock does not develop, investors may not be able to re-sell the shares of our Common Stock that they have purchased and may lose all of their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our Common Stock.

We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own Common Stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our Common Stock.

Because we will be subject to the “Penny Stock” rules if our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on FINRAAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our Common Stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our Common Stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our Common Stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our Common Stock may find it difficult to sell their shares.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws to the extent they prohibit trading absent compliance with individual state laws.

These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our Common Stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our Common Stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Common Stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our Common Stock. We currently do not intend and may not be able to qualify securities for resale in approximately 17 states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders.

Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “PLAN OF DISTRIBUTION-State Securities-Blue Sky Laws.”

If we issue shares of preferred stock with superior rights to the Common Stock registered in this prospectus, it could result in a decrease in the value of our Common Stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock. As of the date of this prospectus, we have not issued any shares of preferred stock and we have no current intention to do so. However, our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock.  Depending upon the success of this offering, combined with our future financial needs, our board may, in the exercise of its business discretion, determine to issue shares of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability, which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Utah law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is are likely to materially reduce the market and price for our shares, if such a market ever develops.

FORWARD LOOKING STATEMENTS

This prospectus and other materials we will file with the Securities and Exchange Commission (“SEC”) contain, or will contain, disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, such as, but not limited to, the discussion of economic conditions in market areas and their effect on revenue growth, the discussion of our growth strategy, the potential for and effect of future governmental regulation, fluctuation in global energy costs, the effectiveness of our management information systems, and the availability of financing and working capital to meet funding requirements, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the industry segments they serve; the adverse effect of governmental regulation and other matters affecting automobile resellers; increased competition in the industry; our dependence on certain customer segments; the availability of and costs associated with potential sources of financing; difficulties associated with managing future growth; our inability to increase capacity to meet demand; fluctuations in currency exchange rates; the loss of key personnel; and our inability to attract and retain new qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should also read, among other things, the risks and uncertainties described in the section of this prospectus entitled “Risk Factors.”

DILUTION

“Dilution” is the difference between the per-share offering price herein and the net tangible book value of the shares of Common Stock immediately after the close of the Offering. The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by taking the total consideration received by the Company from the sale of share to shareholders at inception, in a subsequent private placement and upon conversion of promissory notes and dividing the total consideration received by the total number of shares sold or issued upon conversion.  Accordingly, in determining the offering price, we selected $.06.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

PENNY STOCK CONSIDERATIONS

Our common stock will be penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the FINRAAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING STOCKHOLDERS

The shares being offered for sale by the selling stockholders consist of 2,293,440 shares we originally issued these securities in transactions that were exempt from the registration requirements of the Securities Act to purchasers we reasonably believed were “accredited investors,” as defined in Regulation D under the Securities Act. We are registering these securities to permit the selling shareholders who purchased them from us to dispose of the shares of common stock, or interests therein, from time to time. The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of July 2, 2008 and the number of shares of common stock being offered by the selling stockholders, and the number of shares that will be beneficially owned by the selling shareholders assuming all of the shares covered by this prospectus are sold.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for sale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling shareholder is the beneficial owner of any additional shares of our common stock or other equity securities or any securities convertible into, or exercisable or exchangeable for, our equity securities.  No selling stockholder is a registered or, to our knowledge, unregistered broker-dealer or an affiliate of a broker-dealer.

The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

	Shares Owned Prior to Offering(1)	Shares To be Sold	Shares Owned After Offering	Percent Owned After Offering
Bell, Trent	100,000	100,000	0	0
Bowen, Henry M.	100,000	100,000	0	0
Bowen, Laura	100,000	100,000	0	0
Bowen, Ranae	100,000	100,000	0	0
Bowen, Wayne	100,000	100,000	0	0
Brown, Bill B.	100,000	100,000	0	0
Coulam, Leland H.	46,560	46,560	0	0
Cutler, Carson	16,050	16,050	0	0
Cutler, Laurie	21,650	21,650	0	0
Derbridge, Michael	100,000	100,000	0	0
Dodson, Clark B.	100,000	100,000	0	0
Hayes, Grant	80,919	81,919	0	0
Hirase, Samuel K.	77,787	77,787	0	0
Johnson, Muriel	100,000	100,000	0	0
Kilpatrick, Paul	100,000	100,000	0	0
Lukes, Mark	42,007	42,007	0	0
Maughan, Jeffrey L.	67,628	67,628	0	0
May, Michael	100,000	100,000	0	0
Panos, Christopher	100,000	100,000	0	0
Panos, Stephanie	100,000	100,000	0	0
Parker, Antonio	129,711	129,711	0	0
Rueda, Jamie	31,501	31,501	0	0
Sampson, Jeffrey M.	80,627	80,627	0	0
Thorup, Quin R.	100,000	100,000	0	0
Thorup, Denise L.	100,000	100,000	0	0
Zacher, Natalie	100,000	100,000	0	0
Zacher, Jared	100,000	100,000	0	0

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 9,794,440 shares issued and outstanding as of July 2, 2008, including options exercisable within 60 days.

PLAN OF DISTRIBUTION

Each selling stockholder and any of its pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions.  The selling stockholders may offer their shares in transactions at fixed or negotiated prices.  We intend to encourage a securities broker-dealer to apply on Form 211 to quote our stock in the Pink Sheets or, concurrent with the date of the prospectus, on the OTC Bulletin Board, but we cannot assure when or whether this application will be cleared or that, if cleared, quotations of our common stock will commence on any trading facility or will result in the development of a viable trading market for our shares sufficient to provide stockholders with the opportunity for liquidity.  Sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but in the case of an agency transaction not in excess of a customary brokerage commission, and in the case of a principal transaction a markup or markdown not in excessive amounts.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions, and markups that, in the aggregate, would exceed 8%.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 105,000,000 Shares of common stock, $0.001 par value per Share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Utah for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We have not authorized any Preferred Stock.

Dividends

We have not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Options and Warrants

There are no outstanding options or warrants to purchase our securities.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Chachas Law Group P.C., San Diego, California.

EXPERTS

The financial statements included in this registration statement have been audited by Moore & Associates. To the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Chachas Law Group P.C., will pass upon the validity of the shares of our common stock.

INFORMATION WITH RESPECT TO REGISTRANT

GENERAL DESCRIPTION OF BUSINESS

Over the next twelve months we plan to build and operate a used auto dealership based in Greater Salt Lake Metro area targeting the one price concept in retail markets and an aggressive effort towards dominating the wholesale market in the area.  We will establish a single price non-negotiating, friendly atmosphere for retail operations while moving towards aggressively marketing our wholesale operation.  We aim to capitalize our strategies in both markets.  Our buying philosophy will be:  Buy to wholesale, purchase with intent to wholesale rather than to retail and turn inventory in 60 days.  Our goal is to maintain a 30 day turn of all inventory.  We plan to regularly evaluate the effectiveness of our marketing methods, primarily by analyzing new customer’s statistics and tracking customer requirements in order to refine our ongoing marketing campaign.

We intend to be a successful reseller and wholesaler of automobiles in the Greater Salt Lake City, Utah market, with particular focus on the wholesale end of the business.  We intend to aggressively market our wholesale operation and turn our inventory in a 30 day period.  We are currently in the process of identifying and pursuing the most efficient way to accomplish this goal.

Our marketing strategy is to focus on the tremendous opportunity for sale of used automobiles not only in retail but particularly in the wholesale markets.  There are more retail dealers searching for dependable and honest wholesaler sources other than auctions.  There has been a large population and economic growth in the Salt Lake valley.  There is a greater stability in used vehicle demand throughout the economic cycle and used vehicles are more profitable than new ones for dealers.  Personal auto transportation has become a core economic as well as lifestyle necessity for a majority of Americans and particularly for those in the Western United States.  As affordability of new vehicles deteriorates, more households opt for used cars.  Used vehicle demand has been bolstered by access to financing, especially for buyers with impaired credit. Vehicle quality has improved over the years, resulting in longer vehicle life.

We intend to target the one price concept in retail markets and will aggressively move toward dominating the wholesale market in the area.  We intend to establish a single price non-negotiating, friendly atmosphere for retail operations while moving towards the aggressive marketing of our wholesale operation.  Our goal is to maintain a 60 day turn around period for all inventory.

MARKET

The used car superstore is a retail concept for selling reconditioned and warranted one to four year old vehicles to consumers that want to avoid new car prices without sacrificing selection and quality, which customers except from most used car dealers. The used are superstore concept is evolving as the number of consumer outlets grow.

There are an estimated 785,000 cars registered in the Sate of Utah alone and since we are a society dependant on the automobile, with 1 car for every 2.5 people in Utah, there is a constant and continual flow of vehicles being bought and sold. Utah has shown excellent growth and vitality over the past few years and the population of the states continues to grow at a healthy rate. Thus, the opportunity to take advantage of this growth is evident. Many persons moving to, or currently located in the Salt Lake City area are being affected by the credit crunch that has much of the nation feeling its effects. This means that more and more person’s general credit scores are continuing to be negatively impacted in the current economic climate. Though the economy has slowed significantly, we are confident that an auto dealership that caters to the special financing market (i.e. those individuals with week credit scores) will prosper and will enjoy continued success based on developing a loyal customer base.

We will offer customers a broad selection of makes and models of used vehicles, including both domestic and imported cars and light trucks, at competitive prices. We plan to sell all popular brands from manufacturers such as DaimlerChrysler, Ford, General Motors, Honda, Mitsubishi, Nissan and Toyota and specialty brands like BMW, Mercedes and Lexus. We intend our sales lot to appeal to a vast array of consumer preferences and budgets.

Inventory

We shall acquire used vehicle inventory directly from customers and through other sources, including local and regional auctions, wholesalers, franchised and independent dealers, and fleet owners, such as leasing companies and rental companies. However, we anticipate acquiring the majority of our vehicle inventory from customers as we believe this process will enable access the private market as a significant additional source for used vehicles. In addition, many vehicles purchased directly from consumers are among the highest quality used vehicles available in the market because they have been maintained by their owners. We will offer a comprehensive inspection of the engine, cooling and fuel systems, drive axle, transmission, electronic systems, suspension, brake system, steering, air conditioning, interior and optional equipment on all automobiles prior to sale. We anticipate handling routine mechanical and minor body repairs in-house; however, we may engage third parties specializing in those services Our inventory purchasing will be done primarily at the store level and is the responsibility of Management.

Marketing and Advertising

Our marketing strategy will focus on developing a state of the art website, relationships with dealer groups in the Salt Lake valley, developing awareness of AutoStar and attracting customers who are already in the market to purchase a vehicle. Our marketing strategies are implemented primarily through newspaper, and potentially television and radio advertising, and our website. Newspaper advertisements are designed to enhance consumer awareness of the AutoStar name and to promote our broad selection of vehicles and price leadership, targeting consumers with immediate purchase intentions. Newspaper advertisements are designed to drive customers to our store and to the website www.autostaronline.com.

Competition

The used and new car retail business is highly competitive. Consumers typically have many choices when deciding where to purchase a used or new vehicle. The company’s largest competition is franchised new dealerships, which sell the majority of late model used vehicles. We also compete with independent dealers, rental companies and private parties. We believe that the principal competitive factors in used vehicle sales are price; ability to offer a wide selection of vehicles, including the more popular makes and models; quality of the vehicles; location of retail site; and degree of customer satisfaction with the car-buying experience. Other competitive factors include the ability to offer or arrange customer financing on competitive terms and the quality and cost of primary and extended warranties. AutoStar believes that it is competitive in all of these areas and enjoys advantages over competitors that employ traditional selling methods.

DESCRIPTION OF PROPERTY

Our executive business office is located at 1338 Foothill Drive, Salt Lake City, UT 84108; we have a lot at 1225 Major Street, Salt Lake City, Utah, 84111, and a web address www.autostaronline.com.  We currently lease the office on Major Street at a rate of $3,500.00 per month.  Currently, this space is sufficient to meet our needs; however, if we expand our business to a significant degree, we will have to find a larger space.

LEGAL PROCEEDINGS

We may be involved from time to time in ordinary litigation, negotiation and settlement matters that will not have a material effect on our operations or finances. We are not aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY  AND
RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, no established public trading market exists for our securities. We have issued 9,794,440 shares of common stock since our inception.  All of these shares were restricted when issued.  We intend to 2,293,440 of these shares for sale by the selling security holders.  We have no common equity subject to outstanding purchase options or warrants. We cannot guarantee that a trading market will ever develop or, if a market does develop, that it will continue.

Holders

As of October 19, 2008, we had 29 shareholder of record of our common stock. There have been no additional shares issued by the Company since that time.

Dividends

To date we have not paid any dividends on our common stock and do not expect to declare or pay any dividends on our common stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors as deemed relevant by the board of directors.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

PART F/S: INDEX TO FINANCIAL STATEMENTS

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Auto Star, Inc.

We have audited the accompanying balance sheets of Auto Star, Inc., as of December 31, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2007 and December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auto Star, Inc., as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007, December 31, 2006 and December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company has an accumulated deficit of $596,050 as of December 31, 2007, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 4.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
August 11, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

AUTOSTAR, INC.
Balance Sheets

ASSETS

	December 31,	December 31,
	2007	2006

CURRENT ASSETS

Cash	$-	$28,405
Inventory	-	473,655

Total Current Assets	-	502,060

TOTAL ASSETS	$-	$502,060

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$-	$15,016
Flooring line	-	188,994
Accrued interest payable	132,250	96,182
Notes payable to related parties	437,800	437,800

Total Current Liabilities	570,050	737,992

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, 50,000 shares authorized at
par value of $1.00, 7,501,000 and 7,501,000
shares issued and outstanding, respectively	7,501	7,501
Additional paid-in capital	18,499	18,499
Accumulated deficit	(596,050)	(261,932)

Total Stockholders' Equity (Deficit)	(570,050)	(235,932)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$-	$502,060

  The accompanying notes are an integral part of these financial statements.

AUTOSTAR, INC.
Statements of Operations

	For the Years Ended
	December 31,
	2007	2006	2005

REVENUES	$74,726	$741,199	$756,456
COST OF GOODS SOLD	60,607	340,410	352,102
GROSS MARGIN	14,119	400,789	404,354

OPERATING EXPENSES

General and administrative	190,856	296,850	323,579

Total Operating Expenses	190,856	296,850	323,579

LOSS FROM OPERATIONS	(176,737)	103,939	80,775

OTHER INCOME AND (EXPENSE)

Interest income	5	115	168
Interest expense	(157,386)	(125,743)	(104,486)

Total Other Income and Expense	(157,381)	(125,628)	(104,318)

LOSS BEFORE TAXES	(334,118)	(21,689)	(23,543)

Income taxes	-	-	-

NET LOSS	$(334,118)	$(21,689)	$(23,543)

BASIC LOSS PER SHARE	$(0.04)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	7,501,000	7,501,000	7,501,000

  The accompanying notes are an integral part of these financial statements.

AUTOSTAR, INC.
Statements of Stockholders' Equity (Deficit)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2004	7,501,000	$7,501	$18,499	$(216,700)	$(190,700)

Net loss for the year
ended December 31, 2005	-	-	-	(23,543)	(23,543)

Balance, December 31, 2005	7,501,000	7,501	18,499	(240,243)	(214,243)

Net loss for the year
ended December 31, 2006	-	-	-	(21,689)	(21,689)

Balance, December 31, 2006	7,501,000	7,501	18,499	(261,932)	(235,932)

Net loss for the year
ended December 31, 2007	-	-	-	(334,118)	(334,118)

Balance, December 31, 2007	7,501,000	$7,501	$18,499	$(596,050)	$(570,050)

  The accompanying notes are an integral part of these financial statements.

AUTOSTAR, INC.
Statements of Cash Flows

	2007	2006	2005
OPERATING ACTIVITIES

Net loss	$(334,118)	$(21,689)	$(23,543)
Adjustments to reconcile net loss to
net cash used by operating activities:
Depreciation expense	-	-	467
Changes in operating assets and liabilities
(Increase) decrease in inventory	473,655	(132,217)	229,938
Increase (decrease) in accounts payable
and accrued expenses	(15,016)	(7,071)	(127,933)
Increase (decrease) in accrued interest	(96,182)	48,091	48,091
Increase (decrease) in flooring line	(238,160)	(82,864)	(175,176)

Net Cash Used in Operating Activities	(209,821)	(195,750)	(48,156)

INVESTING ACTIVITIES

Purchase of furniture and fixtures	-	-	(467)

Net Cash Used in Investing Activities	-	-	(467)

FINANCING ACTIVITIES

Increase in notes
payable related party	181,416	153,103	28,574

Net Cash Provided by Financing Activities	181,416	153,103	28,574

NET DECREASE IN CASH	(28,405)	(42,647)	(20,049)

CASH AT BEGINNING OF PERIOD	28,405	71,052	91,101

CASH AT END OF PERIOD	$-	$28,405	$71,052

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

NON CASH FINANCING ACTIVITIES:

Common stock issued for debt	$-	$-	$-

  The accompanying notes are an integral part of these financial statements.

AUTOSTAR, INC.
Notes to Financial Statements
December 31, 2007 and 2006
1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Autostar, Inc. (The Company) was organized on October 20, 1997, under the laws of the State of Utah to engage in any lawful activity.  The Company operates a retail and internet based used automobile dealership.

The Company's financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic (Loss) per Common Share
Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2007 and 2006.

	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006
Loss (numerator)	$(334,118)	$(21,689)
Shares (denominator)	7,501,000	7,501,000
Per share amount	$(0.04)	$(0.00)

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Depreciation
The cost of the property and equipment will be depreciated over the estimated useful life of 5 years.  Depreciation is computed using the straight-line method when the assets are placed in service.

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes
The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	December 31, 2007	December 31, 2006
Income tax expense at statutory rate	$(130,306))	$(8,459))
Valuation allowance	130,306	8,459
Income tax expense per books	$-)	$-)

Net deferred tax assets consist of the following components as of:

	December 31, 2007	December 31, 2006
NOL carryover	$232,460)	$102,154)
Valuation allowance	(232,460)	(102,154)
Net deferred tax asset	$-)	$-)

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $595,050 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Basis
The basis is accounting principles generally accepted in the United States of America.  The Company has adopted a December 31 fiscal year end.

Stock-based compensation.
As of December 31, 2007, the Company has not issued any share-based payments to its employees.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1,2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R.

Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. The Company is currently assessing the potential impact that adoption of SFAS No. 157 would have on the financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective beginning January 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on the financial statements.

The FASB has revised SFAS No. 141.  This revised statement establishes uniform treatment for all acquisitions.  It defines the acquiring company.  The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date.  It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time.  This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, 109, 142 and various EITF’s.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 12/15/08.  The Company believes the implementation of this standard will have no effect on our financial statements.

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Property
Property and equipment are stated at cost.  Depreciation is provided using the straight-line and the declining balance methods over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred.  See note 2.

Accounts Receivable
Accounts receivable are stated at amounts owed to the Company from customers.  Accounts which are determined to be uncollectible are immediately written off.  The Company estimates an allowance for bad debt based on historical experience and any other appropriate factors.  As of the balance sheet date, the allowance is considered to be $0.

2.           SUBSEQUENT EVENT
On March 17, 2008, the Company issued 1,700,000 shares of its common stock for cash at $0.001 per share. On May 1, 2008, the notes payable to related parties with the interest accrued thereon were converted into 593,440 shares of the Company’s common stock.

3.           NOTES PAYABLE TO RELATED PARTIES
During the fiscal year ended December 31, 2004, parties related to the Company were issued promissory notes totaling $437,800. The notes are unsecured, due upon demand and bear interest at 10% per annum. The notes are convertible to shares of the Company’s common stock at $1.00 per share.

4.           GOING CONCERN
The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has accumulated deficit of $596,050 as of December 31, 2007.  The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

AUTOSTAR, INC.
Balance Sheets

ASSETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
CURRENT ASSETS

Cash	$554	$-

Total Current Assets	554	-

TOTAL ASSETS	$554	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable	$648	$-
Accrued interest payable	-	132,250
Notes payable to related parties	-	437,800

Total Current Liabilities	648	570,050

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, 50,000,000 shares authorized at par
value of $0.001, 9,794,440 and 7,501,000 shares
issued and outstanding, respectively	9,794	7,501
Additional paid-in capital	616,453	18,499
Accumulated deficit	(626,341)	(596,050)

Total Stockholders' Equity (Deficit)	(94)	(570,050)
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$554	$-

  The accompanying notes are an integral part of these financial statements.

AUTOSTAR, INC.
Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

REVENUES	$-	$-	$-	$74,731
COST OF GOODS SOLD	-	-	-	60,607
GROSS MARGIN	-	-	-	14,124

OPERATING EXPENSES

General and administrative	-	309	2,348	58,660

Total Operating Expenses	-	309	2,348	58,660

LOSS FROM OPERATIONS	-	(309)	(2,348)	(44,536)

OTHER INCOME AND (EXPENSE)

Interest expense	(309)	(39,347)	(27,943)	(51,099)

LOSS BEFORE TAXES	(309)	(39,656)	(30,291)	(95,635)

Income tax expense	-	-	-	-

NET LOSS	$(309)	$(39,656)	$(30,291)	$(95,635)

BASIC EARNINGS (LOSS) PER SHARE	$(0.00)	$(0.01)	$(0.00)	$(0.01)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	9,497,720	7,501,000	8,832,147	7,501,000

  The accompanying notes are an integral part of these financial statements.

AUTOSTAR, INC.
Statements of Stockholders' Equity (Deficit)
(Unaudited)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2004	7,501,000	$7,501	$18,499	$(216,700)	$(190,700)

Net loss for the year
ended December 31, 2005	-	-	-	(23,543)	(23,543)

Balance, December 31, 2005	7,501,000	7,501	18,499	(240,243)	(214,243)

Net loss for the year
ended December 31, 2006	-	-	-	(21,689)	(21,689)

Balance, December 31, 2006	7,501,000	7,501	18,499	(261,932)	(235,932)

Net loss for the year
ended December 31, 2007	-	-	-	(334,118)	(334,118)

Balance, December 31, 2007	7,501,000	7,501	18,499	(596,050)	(570,050)

Common stock issued for
cash at $0.001 per share	1,700,000	1,700	-	-	1,700

Additional paid-in capital	-	-	863	-	863

Common stock issued for
debt at $1.24 per share	593,440	593	597,091	-	597,684

Net loss for the six months
ended June 30, 2008	-	-	-	(30,291)	(30,291)

Balance, June 30, 2008	9,794,440	$9,794	$616,453	$(626,341)	$(94)

  The accompanying notes are an integral part of these financial statements.

AUTOSTAR, INC.
Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
	2008	2007
OPERATING ACTIVITIES

Net income (loss)	$(30,291)	$(95,635)
Adjustments to reconcile net loss to
net cash used by operating activities:
Changes in operating assets and liabilities
(Increase) decrease in inventory	-	91,171
(Increase) decrease in deposits	-	-
Increase (decrease) in accounts payable
and accrued expenses	648	115,273
Increase (decrease) in accrued interest payable	27,634	39,347
Increase (decrease) in flooring line	-	(163,501)

Net Cash Used by Operating Activities	(2,009)	(13,345)

INVESTING ACTIVITIES

Purchase of furniture and fixtures	-	-

Net Cash Used by Investing Activities	-	-

FINANCING ACTIVITIES

Proceeds from issuance of common stock	1,700	-
Proceeds from additional paid-in capital	863	-
Repayment of notes payable related parties	-	(13,198)

Net Cash Provided by Financing Activities	2,563	(13,198)

NET DECREASE IN CASH	554	(26,543)

CASH AT BEGINNING OF PERIOD	-	28,405

CASH AT END OF PERIOD	$554	$1,862

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-
Income Taxes	$-	$-

  The accompanying notes are an integral part of these financial statements.

AUTOSTAR, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2008 and December 31, 2007
NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2008 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2007 audited financial statements.  The results of operations for the period ended June 30, 2008 and 2007 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using accounting principles   generally   accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT EVENTS

On March 17, 2008, the Company issued 1,700,000 shares of its common stock for cash at $0.001 per share. On May 1, 2008, the notes payable to related parties with the interest accrued thereon were converted into 593,440 shares of the Company’s common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our financial statements and related notes and schedules included elsewhere in this prospectus. 1 this discussion summarizes the significant factors affecting our operating results, financial conditions and liquidity and cash-flow for the fiscal years ended December 31, 2006 and 2007 as well as the three month periods ended June 30, 2008 and 2007.

Critical Accounting Policies

Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to the reported amounts of revenues and expenses, bad debt, investments, intangible assets, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions. We consider the following accounting policies to be critical because the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change or because the impact of the estimates and assumptions on financial condition or operating performance is material.

Cash and Cash Equivalents

Our cash equivalents are comprised of highly liquid instruments with a maturity of three months or less when purchased.  As of December 31, 2007 and June 30, 2008, our cash equivalents amounted to $0 and $554, respectively.

Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140.”  SFAS 156 is effective for the first fiscal year beginning after September 15, 2006, with prospective application.  We have adopted these standards, which did not have a material effect on the presentation of our results of operations or financial position for the period from June 1, 2007 to February 29, 2008 and is not expected to have an effect on our December 31, 2008 year end.

In June 2406, the FASB issued FASB Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” to address the non-comparability in reporting tax assets and liabilities resulting from a lack of specific guidance in SFAS No. 109, “Accounting for Income Taxes,” on the uncertainty in income taxes recognized in an enterprise’s financial statements. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with retrospective application. Earlier adoption is encouraged.   FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have adopted these standards, which did not have a material effect on the presentation of our results of operations or financial position for the fiscal years/period ended December 31, 2007, 2006 and 2005, or the period ended  June 30, 2008.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (Topic 1N), “Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 addresses how the effect of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements.  SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach which considers both the balance sheet and income statement approaches; (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors; and (iii) to adjust their financial statements if the new combined approach results in a conclusion that an error is material.  SAB No. 108 addresses the mechanics of correcting misstatements that include effects from prior years.  It indicates that the current year correction of a material error that includes prior year effects may result in the need to correct prior year financial statements even if the misstatement in the prior year or years is considered immaterial.  Any prior year financial statements found to be materially misstated in years subsequent to the issuance of SAB No. 108 would be restated in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.”  SAB No. 108 is effective for fiscal years ending after November 15, 2006.    We have adopted these standards, which did not have a material effect on the presentation of our results of operations or financial position for the fiscal years/period ended December 31, 2007, 2006 and 2005, or the period ended June 30, 2008.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007.  Management does not expect the adoption of this statement to have a material effect on our future reported financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option.  However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities.  SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements.”

Management does not expect the adoption of this statement to have a material effect on our future reported financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141R”), replacing SFAS No. 141, Business Combinations (“SFAS No. 141”).  This statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  This statement clarifies that acquirers will be required to expense costs related to any acquisitions.  SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after fiscal years beginning December 15, 2008.  Early adoption is prohibited.  Management has not yet evaluated the impact, if any, that SFAS No. 141(R) will have on our financial statements.  Determination of the ultimate effect of this pronouncement will depend on our structure at the date of adoption.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (“SFAS No. 160”).  SFAS No.160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS No.160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest.  In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS No.160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS No.160 is effective for fiscal years beginning on or after December 15, 2008, with retrospective presentation and disclosure for all periods presented. Early adoption is prohibited. We currently have no entities or arrangements that will be affected by the adoption of SFAS No. 160. However, determination of the ultimate effect of this pronouncement will depend on our structure at the date of adoption.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company adopted SFAS No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date.

Results of Operations

For the fiscal year ended December 31, 2007, we had revenues of $74,726. For the fiscal year ended December 31, 2006, we had revenues of $741,199. For the six months ended June 30, 2008, we had revenues of $-, which compared to revenues of $74,731 for the three months ended June 30, 2007.

The revenues for all of the relevant periods in this discussion came from sales of used automobiles from our dealership. Our revenues have decreased significantly compared to our revenues for the last fiscal year, this decrease is attributable to…  In order to generate additional revenue, we believe that we must aggressively market our dealership and we are currently planning to do so. Our ability to attract new clients is related to our marketing efforts, including the use of referrals.

Operating expenses, which includes depreciation and general and administrative expenses for the fiscal year ended December 31, 2007 was $190,856. For the fiscal year ended December 31, 2006, we had operating expenses of $296,850. For the six months ended June 30, 2008, we had operating expenses of $27,943. . For the six months ended June 30, 2007, we had operating expenses of $58,660. The major components of operating expenses include salaries, marketing costs, professional fees, which consist of legal and accounting costs, and telephone expenses.

Operating expenses are expected to remain fairly constant as sales improve except for costs associated with marketing. Hence each additional sale has minimal offsetting operating expense. Thus, additional sales should become a profit at a higher return on sales rates as a result of not needing to expand our operational expenses at the same pace. Our marketing costs have been approximately $31,000 per year, which was used primarily for newspaper advertisement. We plan to continue to focus our marketing on the Salt Lake valley area through referrals for the remainder of 2008, so we do not believe that our marketing costs will increase substantially through the end of 2008.

We decided to become a public company to have greater access to the capital markets. We estimate that the costs of being a public company, including legal and accounting expenses, will be approximately $40,000 per year. We believe that this cost will be offset by our ability to raise capital, which we believe will be beneficial to our business and to our shareholders. We have no specific plans to raise capital at this time and do not anticipate developing any such activities until a trading market develops for our common shares.

We may incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $200,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Liquidity and Capital Resources

As of June 30, 2008, we had cash or cash equivalents of $554.  For the fiscal year ended December 31, 2007, we had cash or cash equivalents of $0.

Net cash used for operating activities for the fiscal year ended December 31, 2007 was $209,821. For the six months ended June 30, 2008, net cash used for operating activities was $2,009.

Cash flows provided by financing activities for all periods was $1,700 pursuant to a Private Placement under Rule 506 of Regulation D of the Securities Act of 1933, of the Company’s Common Stock beginning in September, 2007 and ending in December, 2007.  The Company sold shares of its common stock at a purchase price of $.001 per share.

Over the next twelve months our capital costs will be approximately $200,000 primarily to develop operations.

We believe that we have sufficient capital in the short term for our current level of operations. This is because we believe that we can attract sufficient revenues within our present organizational structure and resources to become profitable in our operations. We anticipate needing to raise additional capital resources in the next twelve months. We have no specific plans to raise capital at this time and do not anticipate developing any such activities until a trading market develops for our common shares. We believe that once we have developed a trading market for our common shares, we be able to develop a plan to raise additional capital.

Our consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The factors described above raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from this uncertainty. Our independent registered public accounting firm has included an explanatory paragraph expressing doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 31, 2007.

Off-Balance Sheet Transactions

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Plan of Operation

Our plan for the next twelve months beginning July 1, 2008 is to increase our marketing program and thereby increase our revenues. With these increased revenues, we hop to be able to operate at a profit or at break even by the end of the twelve month period. Our plan is to generate more revenue to become profitable in our operations. In addition, we plan to use our referral sources to develop business.

Other than the shares offered by the last offering no other source of capital has been identified or sought. If we are not successful in our operations we will be faced with several options:

1.	Cease operations and go out of business;
2.	Continue to seek alternative and acceptable sources of capital;
3.	Bring in additional capital that may result in a change of control; or
4.	Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources.

Currently, we believe that we have sufficient capital or access to capital to implement our proposed business operations or to sustain them for the next twelve months.  To date, we have never had any discussions with any possible acquisition candidate nor have we any intention of doing so.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer’s and director’s and their respective ages as of  October 19, 2008 are as follows:

NAME	AGE	POSITION
John D. Panos	49	Chairman, President, Chief Executive Officer, CFO and Secretary

John Panos

Mr. Panos started in the automobile business when just out of high school in 1977.  He began working for Sharp Cars, which at that time was the largest independent used car dealer in the Salt Lake Valley.  At Sharp, Mr. Panos learned how to market and sell used cars. Mr. Panos then worked for Don Richards Lincoln Mercury where for another year he polished his sales skills and gained experience in a new operation. Following a brief hiatus from the automobile sales business, in 1984 Mr. Panos joined Jerry Seiner Chevrolet and after a little more than a year was put in a management position.  Mr. Panos was involved in appraising cars, ordering inventory, hiring and training the sales staff with responsibility to maximize profit. Mr. Panos was General Sales Manager at Jerry Seiner Chevrolet. In 1990 Mr. Panos took a position as the General Sales Manager position at Willey Ford in Bountiful where he stayed until 1997 when he left to open his own auto dealership which he has successfully operated for three years.

Mr. Panos has 19 years in the auto dealership industry and 12 years in upper management positions with large dealers and 3 years working on his own with Auto Star.  He is currently owner and operator of Auto Star, a wholesale auto dealer in the greater Salt Lake metro area.  Mr. Panos has extensive experience in the market and value of the used vehicle business and knows where and how to purchase them. In addition to his buying experience, he has a keen ability to recruit and hire the right people to sell and finance the auto transaction. In addition, Mr. Panos has a great understanding of the variable and fixed operations of an auto dealership.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of June 10, 2008 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	John D. Panos	7,501,000	76.58%

Common Stock	All executive officers and directors as a group	7,501,000	76.58%

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the period ended December 31, 2007 and 2006 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

John Panos Founder,	2008	$0	0	$0	0	0	0	0	$0
Chairman, and Chief Executive Officer	2007	$0	0	$0	0	0	0	0	$0

(1)	We do not have any plans to pay our officers and directors any compensation at this time and our financial situation would be worse than currently disclosed if we were required to make such payments.

Option Grants Table

There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through December 31, 2007.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

There were no stock options exercised during year ending December 31, 2007 by the executive officer named in the Summary Compensation Table.

Compensation of Directors

Directors are permitted to receive fixed fees for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity and at this time we have no plans to pay any fees to our directors.

Employment Agreements

We do not have any employment agreements in place with our officers or directors.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Utah Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$6
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$3,000
Accounting fees and expenses	$7,500
Legal fees and expense	$50,000
Blue Sky fees and expenses	$1,000
Miscellaneous	$1,500
Total	$63,006

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our director and officer is indemnified as provided by the Utah Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this registration statement, the registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs.

In March 2008, we issued 1,700,000 shares of common stock to 18 accredited investors at a price of $0.001 per share for an aggregate of $1,700.  No underwriters were used. The securities were issued pursuant to an exemption from registration provided under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

In June 2008, the Company issued 593,440 restricted shares of common stock to 10 accredited investors in consideration of the capital contribution of $593,440 through the conversion of the unpaid principal and accrued interest due under certain promissory note issued dated March 16, 2007.  No underwriters were used. The securities were issued pursuant to an exemption from registration provided under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws
4.1	Specimen Stock Certificate
5.1	Opinion of Chachas Law Group, P.C.
23.1	Consent of Moore & Associates
23.2	Consent of Counsel, as in Exhibit 5.1
24.1	Power of Attorney

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                (6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Salt Lake City, Utah on October 29, 2008.

Autostar, Inc.

/s/ John D. Panos
By: John D. Panos
Its: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

John D. Panos	Sole Director	October 29, 2008
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Panos and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Auto Star, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on the dates stated.

Dated: October 29, 2008	/s/ John D. Panos
By: John D. Panos
Its: Chief Executive Officer